NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405


        COLUMBUS MCKINNON CORPORATION ANNOUNCES SALE OF AUTOMATIC SYSTEMS
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AMHERST,  N.Y., May 13, 2002 -- Columbus McKinnon  Corporation  (Nasdaq:  CMCO),
today announced the sale of substantially all of the assets of its subsidiary Automatic Systems, Inc. (ASI). The purchaser, George K. Baum Capital Partners, L.P. of Kansas City, Missouri, in conjunction with ASI management, have paid $20.6 million in cash and provided a 10-year subordinated note for $6.8 million, for a total purchase price of $27.4 million. The sale did not include ASI's steel erection subsidiary, LICO Steel. The transaction includes provisions for additional payments to Columbus McKinnon of up to $10 million over the next two years based on the financial performance of the purchaser. Columbus McKinnon may also receive a share of certain designated receivables of up to $2 million.

The cash proceeds of the sale will be used to reduce senior bank debt. Columbus McKinnon had previously announced on July 24, 2001, that it was evaluating strategic alternatives for its Solutions-Automotive segment, including a possible sale of ASI, the principal business unit of this segment.

Timothy T. Tevens, President and Chief Executive Officer commented, "ASI did not prove to be a good fit for us mainly because of the highly volatile nature of its business, its significant dependence on the auto industry and its heavy use of working capital. He added, "Despite the fact that the write-off associated with this transaction will increase our financial leverage, it furthers our efforts to reduce debt and interest expense. With this sale and our continued facility rationalization and implementation of lean manufacturing practices throughout our operations, we are better positioned to capitalize on a potentially improving economy."

Columbus McKinnon expects to record a loss on the sale of discontinued operations of approximately $125 million, which includes $105 million of goodwill. The loss will be reported in its fiscal fourth quarter of 2002 and ASI will be classified as a discontinued operation. Columbus McKinnon's financial results for the 2002 fourth quarter and fiscal year ended on March 31, 2002 will be announced on May 21, 2002.

As a result of ASI's sale, the Company will not be in compliance with certain covenants of its bank lending agreements as of March 31, 2002 and is in the process of negotiating a new bank agreement and credit facility, which it expects to have in place by June 30, 2002. The Company also indicated that it had sufficient liquidity to fund its working capital needs until a new bank agreement is in place.

Mr. Tevens continued, "Our objective is to enhance our financial flexibility. We continue to focus on improving profitability, and we believe we can maintain our U.S. market dominance, grow sales and expand our global presence by introducing innovative material handling products and solutions. For the long term, our goal is to get our balance sheet to approximately 50% debt and 50% equity."


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The Company  will hold a  conference  call on May 21, 2002 to discuss its fiscal
2002 fourth quarter and full year financial results, outlook and strategy for fiscal 2003, which began on April 1, 2002. Information about the webcast of the conference call will be released separately.

ABN AMRO Incorporated acted as a financial advisor to Columbus McKinnon in the transaction.

Columbus McKinnon is a leading US designer and manufacturer of material handling products, systems and services which efficiently and ergonomically move, lift, position or secure material. This includes hoists, cranes, chains and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior material handling design and engineering know-how. Columbus McKinnon is seeking to maintain its U.S. market dominance and capture greater global market share through new products, systems and services. Comprehensive information on Columbus McKinnon is available on its Web site at HTTP://WWW.CMWORKS.COM

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the Company's ability to renegotiate its senior debt, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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